Exhibit 99.1

January 27, 2017

Liberty Media Corporation Announces Fourth Quarter Earnings Release and Conference Call

ENGLEWOOD, Colo.--(BUSINESS WIRE) -- Liberty Media Corporation’s (“Liberty Media”) (NASDAQ: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA,  FWONK) President and Chief Executive Officer, Greg Maffei, will host a conference call to discuss results for the fourth quarter of 2016 on Tuesday,  February 28th, at 11:00 a.m. (E.S.T.). Following prepared remarks, the company will host a brief Q&A session during which management will accept questions regarding both Liberty Media Corporation and Liberty Broadband Corporation.  During the call, Mr. Maffei may discuss the financial performance and outlook of both companies, as well as other forward looking matters.

Please call ReadyTalk at (844) 838-8043 or (678) 509-7480 at least 10 minutes prior to the call. Callers will need to be on a touch-tone telephone to ask questions. The conference administrator will provide instructions on how to use the polling feature.

In addition, the fourth quarter earnings conference call will be broadcast live via the Internet. All interested participants should visit the Liberty Media website at http://www.libertymedia.com/events to register for the web cast. Links to the press release and replays of the call will also be available on the Liberty Media website. The conference call and related materials will be archived on the website for one year.

Liberty Media also wishes to note that, following the completion of the Formula 1 acquisition on January 23, 2017, there are approximately 217 million shares of Series A, Series B and Series C Liberty Formula One common stock (formerly the Liberty Media common stock) (“FWONA” “FWONB” and “FWONK”, respectively) outstanding, pro-forma for the dilutive impact of the $351 million FWONK exchangeable security and excluding the approximate 19 million FWONK shares retained in treasury for possible sale to the Formula 1 teams.  This clarifies information previously provided by Liberty Media regarding the outstanding shares of its Liberty Formula One tracking stock group following the completion of the Formula 1 acquisition.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (Nasdaq: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation’s interest in SiriusXM. The businesses and assets attributed to the Braves Group (Nasdaq: BATRA, BATRK) include Liberty Media Corporation’s subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (Nasdaq: FWONA,  FWONK) consist of all of Liberty Media Corporation's businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1, its interest in Live Nation Entertainment and minority equity investments in Time Warner Inc. and Viacom.

Liberty Media Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Media Corporation